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Exhibit 99.1

VasoActive Pharmaceuticals
Script for conference call and audio webcast
Friday, March 26, 2004
Regarding operating results for the year ended December 31, 2003 and outlook for 2004

Good afternoon. I am John Masiz, Chief Executive Officer of Vaso Active Pharmaceuticals. I'd like to first take the opportunity to thank all listeners and shareholders for tuning in today and remind you that the following statements other than statements of historical fact are "forward-looking statements." These forward-looking statements represent Vaso Active's judgment as of the date hereof. Vaso Active disclaims, however, any intent or obligation to update these forward-looking statements. Amongst the topics we'd like to discuss are; First, Vaso Active's operating results for the year ended December 31, 2003; Second, some of the critical developments that have occurred since we went public in December; and Third, our overall operating strategy on a go forward basis. I would like to remind everyone that the 10KSB that we have submitted today represents only 16 days of financial results as a public company. I'd like to repeat that! The 10KSB that we have submitted today represents only 16 days of financial results as a public company.

As a new public company, we believe it is important for us to provide some guidance about our anticipated operating revenues. Thus let me open with our gross revenue projections for 2004. I'm very pleased to report that taking into account only the strategic alliances that have been executed to date, and — for those strategic alliances — factoring in expansion of production capacity, inventory build up, marketing program development and launch — we are projecting a gross revenue run rate of $3 million per quarter by the end of this year. This means that we expect to operate in 2005 with a base annual run rate of $12 million. Please realize that this only accounts for the strategic alliances that we have closed in the last 90 days....any additional strategic alliances and the subsequent launch of our own labels into retail (all part of our overall business strategy), will be additive to these projected numbers and of course will be disclosed when appropriate. Obviously we feel we are off to a great start.

The most important event of 2003 obviously was the completion of our IPO on December 15. As a result of our IPO we were able to raise approximately $6.4 million in proceeds net of issuance costs. This, when combined with a Private Placement with an institutional investor that we closed last week of about $7 million net of proceeds gives us approximately $12.4 million of operating capital today with which to implement and execute upon our operating strategy.

The importance of this can not be overstated. Vaso Active now has critical and sufficient capital with which to implement adequate marketing strategies and support the rollout of our products and product candidates. This has created an entirely different climate than that which has existed in the past several years in which cash of our parent, BioChemics, was scarce and revenue initiatives were not supported by sufficiently funded marketing and advertising campaigns. In fact, prior to the effective date of our IPO, the Company's major initiatives were the ongoing development of our product and product candidates through our parent, BioChemics, and a series of test market activities conducted through major retail store chains including Walgreens. Consequently, the timeline prior to December 15, 2003, which quite frankly encompasses the majority of the operating period that we are discussing, is not particularly meaningful with respect to translating those results into future revenue performance measures. Despite this, I will however still review those results on a summary basis, but please be apprised that on a comparative basis, it would be impossible to make any assumptions regarding future operations based on the 2003 annual results.

Let me now get into my summary overview of operations:

First, Net Loss—For the year ended December 31, 2003 the company incurred a net loss of approximately $1.7 million or .62 per share on a fully diluted basis. Approximately $500,000 or .18 per share of this loss represents a one time non-cash related cost incurred from the beneficial conversion feature of pay in kind convertible promissory notes that were converted to Class A common stock upon the closing of the initial public offering. Accordingly, the operating loss was approximately $1.2 million after eliminating the effect of this non-cash charge. I will now break down such results on a summary line-by-line basis:

Net Revenues, were negligible given they were done on a test-market basis only. They were approximately $53,300 and consisted mainly of sales of deFEET through Walgreens. These were done on a test-market basis only because the product was not supported by any sort of an ad campaign other than the Walgreens in store co-op advertising. Mid way through the year we rebranded deFEET and renamed it Termin8. As a result, all deFEET product was removed from the shelves later in the year. We do not believe the $53,300 in net revenue is any indication of future results given that this was a test market only, and was not supported by any major ad campaign.

Cost of sales were approximately $31,600 or about 60% of gross revenue and gross profit was about $21,700 or about 41% of gross revenue. These percentages are not meaningful in light of (1) this being a test market, thus the heavy discounting of sale per unit (2) slotting fees that were recorded as a net to revenue have been allocated over a low number of units and (3) the quantity of units that were shipped were negligible due to the test market status. We expect our gross profit percentage to increase as the amount of units shipped increases.

Marketing, advertising and promotion costs were approximately $116,700. This represents the cost of in store promotion with Walgreens to support our test market activities, as well as the dissemination of approximately 16,000 samples during the year to podiatrists and marketing mediums. This was the extent of our marketing activities during the year.

Management fees were approximately $122,000. This represents our share of the cost of overhead (i.e. rent, electricity, utilities, phone etc) charged back by our parent BioChemics. This cost was and continues to be approximately $10,000 per month at the present time. We anticipate that this cost will increase as we further expand our operations.

Selling general and administrative costs were approximately $925,800. These costs represent wages, and other administrative costs. It also includes some one-time items for professional fees associated with our initial public offering and the hiring of key employees such as Kevin Seifert that could not be netted against the proceeds.

Key Developments December through March

All in all it has been an extremely exciting first 100 days as a public company. Our team has accomplished a great deal over this period of time. Let me now highlight some of the more critical strategic accomplishments of the first three months of our public life:

  •
  Appointment of Kevin Seifert as our COO in December 2003.

  (1)
  Former President of Becton and Dickinson consumer health care division.

  (2)
  Fortune 100 company.

  (3)
  Access to vast network.

  •
  Initial Public Offering in December 2003.

  (1)
  $6.4 million in net proceeds with which to implement operating initiatives previously not possible due to lack of liquidity.

  (2)
  Leverage through liquidity of public securities.

  •
  Engagement of Commotion LLC in January 2004.

  (1)
  Significant strategic planning and marketing firm.

  (2)
  Typically restricted to Fortune 500 companies.

  (3)
  Fortunate to have them on our team.

    (4)
    Will create brand awareness and marketing synergies.

  •
  Strategic Distribution Alliance with Ortho Distribution Inc. or ODI closed in January 2004.

  (1)
  First marketing agreement under new business strategy.

  (2)
  Access to vast Medical Office Suite network tailored to the orthopedic patient.

  (3)
  Visibility in 75 countries and over 100,000 patients served annually.

  (4)
  Global Product launch scheduled for April 1 and on target.

  (5)
  Sales to be recognized as sold by ODI.

  (6)
  Distribution and marketing the complete responsibility of ODI.

  (7)
  Ongoing negotiations to layer in other products lines including Termin8.

  •
  Strategic Distribution Alliance with M2G Media closed in March 2004.

  (1)
  Major direct to consumer television marketer.

  (2)
  Second major marketing agreement under new business strategy.

  (3)
  Sales to be recognized as shipped to M2G Media.

  (4)
  High degree of visibility through television marketing.

  (5)
  In the past, generated hundreds of millions for other clients.

  (6)
  Distribution and marketing, which is anticipated to be in the multiple millions of cost is the responsibility of M2G Media.

  (7)
  This is unique, generally clients share this aspect of the cost that is to be borne completely by M2G Media.

  (8)
  Ongoing negotiations to market additional products.

  •
  Private Placement of $7.5 million with an institutional investor closed in March 2004.

  (1)
  Augments cash received from the public offering.

  (2)
  Provides the Company with substantial operating leverage.

  (3)
  Deal done at a premium by a multi billion dollar fund.

  (4)
  Validates the value of the technology to a significant accredited investor.

  (5)
  Placement provides for anti-hedging provisions by the buyer.

Let's focus on Operating Strategy

We are executing our Marketing and Sales strategy in two phases. We believe this two-phase approach is the efficient and cost effective manner to more quickly bring our products to the market place.

Initially, in the first phase of our rollout strategy, we believe the most efficient and economical means of obtaining market penetration is through strategic alliances. Accordingly, this is where we have placed our immediate focus. These alliances are unique given that, in most instances, our prospective partners will control and assume only costs of marketing and distribution. We will assume all the costs of manufacturing. This model eliminates many prohibitive costs such as mass-media advertising and the development of large sales and distribution channels. We are leveraging the already established market visibility, presence and experience of our prospective partners as well as their distribution networks. We believe that these factors and our decision to outsource all our product manufacturing allows us to operate with minimal direct labor and other business costs.

In addition to our focus on the strategic alliance model, we will also pursue opportunities to launch our products into retail market chains. Because retail sales typically engender more effort, cost and time and therefore produce less of an immediate impact on operations than strategic alliances, we have categorized this as part of the second phase of our rollout strategy. In January 2004, we engaged Commotion LLC of Golden, Colorado, a well-known strategic product marketing company, to assist us in establishing direct brand recognition and strategic retail rollout for our current products and product candidates. To that end, we have designated a portion of our initial public offering proceeds to be used in a later period to implement our strategic marketing and commercialization plan as it relates to the second phase of our rollout strategy. Our plan, once implemented, is intended to obtain rapid market penetration and establish consumer brand recognition and loyalty. The plan is focused on the systematic rollout of our current products into major retail and drug store chains, select independent pharmacies and nontraditional channels, including multilevel marketing, direct marketing, web-sites and catalogues. We have determined that any relationship we will pursue with Walgreens and other major retailers will be part of this second phase of our rollout strategy. We hope that our previous relationship with Walgreens in the test market of deFEET will facilitate a much larger and broader launch at a later date for all our products. We will use a portion of our initial public offering proceeds to fund our advertising and direct mail programs and attend and showcase our products at various tradeshows. We also are developing an in-house team to market and sell our products in specific targeted age and gender demographics. Our recently hired vice president and chief operating officer is directing this multi-faceted plan.

Assertions

I'd like to quickly walk through some common concerns that have been communicated to investor relations over the past few months. First, despite the success of our initial public offering as reflected in our stock price, to date no individuals or Directors employed by this company have sold any of their holdings. Our parent BioChemics, which owns 4.5 million shares is restricted from selling any shares for at least two years and all employees are strictly prohibited from doing so for at least one year per our underwriting agreement. We have no present plans to request our underwriter to unlock these lock ups to periods of less than one year as management stands firmly behind the corporation's objectives. Second, to date there have been no further inquiries from the SEC other than those disclosed in an 8K filed on March 17, 2004. Third, management is presently devoting close to 100% of its time to Vaso Active, which is higher than those amounts estimated in the IPO.

Conclusion

In conclusion, we are very proud that the goals and objectives we as a team set out to attain have been met to date. We continue to work very diligently and our unique business model allows us to leverage our marketing initiatives with minimal direct labor thus keeping our costs in line with our objectives. Our entire team is firmly committed to the success of our organization as is evident regarding our accomplishments to date. Once again, I remind you that the forgoing statements other than statements of historic fact are "forward-looking statements." These forward-looking statements represent Vaso Active's judgment as of the date of hereof. Vaso Active disclaims, however, any intent or obligation to update these forward-looking statements.

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  Exhibit 99.1